Exhibit 99.1

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated July 21, 2024, is made by and between Samuel Klepfish (the “Seller”) and Bandera Master Fund L.P. (the “Buyer”). The Buyer and the Seller are sometimes hereinafter collectively referred to as the “Parties”.

WHEREAS, Seller is the legal and beneficial owner of an aggregate 3,736,671 shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), of Innovative Food Holdings, Inc. (the “Company”);

WHEREAS, Buyer or one of Buyer’s Affiliates (as defined below) is a member of the Company’s board of directors (a “Director”);

WHEREAS, Seller or one of Seller’s Affiliates is a Director of the Company (an “Officer”);

WHEREAS, the Company is subject to the reporting requirements of Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

WHEREAS, for good and valuable consideration, Seller desires to transfer and sell to Buyer all right, title and interest in 350,000 of the Shares (the “Purchase Shares”), and Buyer desires to purchase all such right, title and interest in the Purchase Shares, in each case on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing premises, the mutual promises, agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.Sale of Purchase Shares.

a.Shares to be Acquired. At the Closing (as defined below) of the purchase and sale of the Purchase Shares, and upon and subject to the terms and conditions of this Agreement, and upon the representations, warranties and covenants herein made, the Seller shall transfer and sell to Buyer, and Buyer agrees to and shall purchase from the Seller, all of the Purchase Shares for a price per Purchase Share equal to $1.20 or $420,00 in the aggregate (the “Purchase Price”). The purchase and sale of the Purchase Shares shall take place remotely via the exchange of documents and signatures within 90 days of signing as mutually agreed upon by the Parties (the “Closing”).

b.Purchase Price. Upon the terms and subject to the conditions set forth in this Agreement, upon the representations, warranties and covenants made herein, and in consideration of its acquisition of the Purchase Shares from the Seller, Buyer hereby agrees to deliver to the Seller at the Closing an amount of cash equal to the Purchase Price by wire transfer of immediately available funds, which funds shall be delivered to the Seller as provided for on Exhibit A attached hereto.

2.Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer, which representations and warranties shall survive the Closing, the following:

a.The Purchase Shares are wholly-owned by Seller free and clear of all liens, agreements, security interests, claims, charges and encumbrances of any kind and nature, and no third party holds any right or interest (beneficial or otherwise) in the Purchase Shares.

b.This Agreement is a legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

c.Seller has full power and authority to enter into and consummate this Agreement and sell the Purchase Shares, the consent of no other party or entity is necessary for the consummation of the transactions contemplated herein.

d.The execution, delivery and performance by Seller of this Agreement will not result in any violation of and will not conflict with, or result in a breach of, any of the terms of, or constitute a default under, any provision of state or federal law to which Seller is subject, any mortgage, indenture, agreement, document, instrument, judgment, decree, order, rule or regulation, or other restriction to which Seller is a party or by which Seller may be bound, or result in the creation of any lien upon any of the properties or assets of Seller pursuant to any such term, or result in the suspension, revocation, impairment, forfeiture or non-renewal of any permit, license, authorization or approval applicable to Seller or any of Seller’s assets or properties.

e.Seller understands that the Purchase Shares may appreciate in value after the execution of this Agreement and Seller confirms that Seller or one of Seller’s Affiliates is a Director and has received or has had full access to all the information Seller considers necessary or appropriate to make an informed decision to sell the Purchase Shares. In determining whether to offer the Purchase Shares, Seller has relied on Seller’s knowledge and understanding of the Company and its business based upon Seller’s due diligence investigation. Seller understands that no person or entity (including, without limitation, the Company or its officers or directors) has been authorized to give any information or to make any representations which were not furnished pursuant to this paragraph and Seller has not relied on any other representations or information in making Seller’s decision to sell the Purchase Shares, whether written or oral, relating to the Company, its operations and/or its prospects.

f.Seller is not aware of any person that has been or will be paid (directly or indirectly) remuneration for their participation in the offer and sale of the Purchase Shares.

g.No governmental, administrative or other third party consents or approvals are required, necessary or appropriate in order for Seller to convey, transfer and assign to and vest in Buyer good and marketable right, title and interest in and to the Purchase Shares, free and clear of all liens, security interests, claims, charges and encumbrances of any nature whatsoever.

h.There is no action, suit, investigation or proceeding pending, to the knowledge of the Seller, threatened against or affecting either of the Seller which: (i) seeks to restrain, enjoin, prevent the consummation of or otherwise affect the transactions contemplated by this Agreement or (ii) questions the validity or legality of any transactions or seeks to recover damages or to obtain other relief in connection with any such transactions.

i.Seller understands that Seller (and not the Buyer) shall be responsible for any and all tax liabilities of Seller that may arise as a result of the transactions contemplated by this Agreement.

j.Seller acknowledges that Buyer, certain of Buyer’s affiliates (within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), (“Affiliates”)), and each Buyer’s and such Affiliates’ directors, officers, partners, stockholders, members, investors, employees, attorneys, agents, representatives, as applicable, and successors and assigns thereto (collectively, the “Buyer Related Parties”) (a) are existing stockholders and/or directors of the Company and collectively have a representative on the Company’s board of directors and that the Buyer Related Parties now possesses and/or may have access to and may hereafter possess and/or have access to certain non-public information concerning the Company and its Affiliates and/or the Purchase Shares (the “Non-Public Information”) that may or may not be known by Seller which may constitute material information with respect to the foregoing, and (b) the Buyer Related Parties are relying on this Agreement and would not enter into a transaction to purchase the Purchase Shares from Seller absent this Agreement. Seller agrees to sell the Purchase Shares to Buyer notwithstanding that it is aware that such Non-Public Information exists and that Buyer has not disclosed all Non-Public Information to it. Seller acknowledges that it is an “accredited investor” within the meaning of Rule 501(a)(4) or (6) of Regulation D promulgated under the Securities Act and a sophisticated seller with respect to the purchase and sale of securities such as the Purchase Shares and that Buyer has no obligations to Seller to disclose such Non-Public Information and that if the Non-Public Information were fully disclosed to Seller, the Non-Public Information could foreseeably affect Seller’s willingness to enter into this Agreement and the price that Seller would be willing to accept to sell the Purchase Shares. Moreover, such Non-Public Information may indicate that the value of the Purchase Shares is substantially lower or higher than the Purchase Price. Additionally, Seller acknowledges that it has adequate information concerning the Purchase Shares, and the business and financial condition of the Company and its affiliates, to make an informed decision regarding the sale of the Purchase Shares, and has independently and without reliance upon Buyer, and based upon such information as the Seller has deemed appropriate, made its own analysis and decision to sell the Purchase Shares to Buyer. Seller is experienced, sophisticated and knowledgeable in the trading of securities and other instruments of private and public companies and understands the disadvantage to which it may be subject on account of any disparity of the access to, and possession of, such Non-Public Information between Seller and Buyer. Seller has conducted an independent evaluation of the Purchase Shares to determine whether to enter into this Agreement and, notwithstanding the absence of access by Seller to the Non-Public Information known by Buyer, Seller is desirous of entering into this Agreement and consummating the transactions contemplated hereby. Seller, because of, among other things, its business and financial experience, is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and of protecting its own interests in connection with this Agreement.

3.Representations and Warranties of Buyer. The Buyer hereby represents and warrants to Seller, which representations and warranties shall survive the Closing, the following:

a.Buyer or one of Buyer’s Affiliates is a Director and has all requisite power and authority to execute, deliver and perform under this Agreement and the other agreements, certificates and instruments to be executed by Buyer in connection with or pursuant to this Agreement.

b.Upon execution and delivery by Buyer at the Closing, this Agreement is a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

c.At the time Buyer was offered the Purchase Shares, Buyer was, and on the date of Closing Buyer will be, an “accredited investor” as defined by Rule 501 under the Securities Act. Buyer is acquiring the Purchase Shares for its own account and not with a view to the distribution thereof, nor with any present intention of distributing the same, in violation of the Securities Act, and the rules and regulations promulgated thereunder, or any applicable state securities or “blue sky” laws, rules and regulations.

d.Buyer acknowledges and agrees that the Company is subject to the reporting requirements of Section 13 of the Exchange Act and confirms that in connection with Buyer’s purchase of the Purchase Shares, Buyer has had the opportunity to review the Company’s public filings as posted on the website of the Securities and Exchange Commission through the EDGAR system.

e.In determining whether to make this investment, as a Director or an Affiliate thereof, Buyer has relied solely on Buyer’s own knowledge and understanding of the Company and its business and prospects.

f.Buyer understands the risks associated with purchasing the Purchase Shares and Buyer affirmatively acknowledges and agrees that such Buyer has received the necessary or appropriate information to make an informed investment decision regarding the Purchase Shares.

g.Buyer has substantial experience in evaluating and investing in transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Buyer is able to bear the economic risks of an investment in the Purchase Shares and to afford a complete loss of Buyer’s investment in the Purchase Shares.

h.The execution, delivery and performance of this Agreement by Buyer will not conflict with or result in the breach of any term or provision of, or violate or constitute a default under, any material agreement to which Buyer is a party or by which Buyer is in any way bound or obligated.

i.Buyer has carefully considered and has discussed with the Buyer’s professional legal, tax, accounting and financial advisors, to the extent the Buyer has deemed necessary, the suitability of this investment and the transactions contemplated by this Agreement for the Buyer’s particular federal, state, local and foreign tax and financial situation and has determined that this investment and the transactions contemplated by this Agreement are a suitable investment for the Buyer. Buyer relies solely on such advisors and not on any statements or representations of the Company, Seller or any of their respective agents.

j.Buyer understands that Buyer (and not the Seller) shall be responsible for Buyer’s tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

k.No governmental, administrative or other third party consents or approvals are required, necessary or appropriate on the part of Buyer in connection with the transactions contemplated by this Agreement.

l.Buyer acknowledges that the Seller or one of Seller’s Affiliates is [an Officer/a Director] of the Company and that (a) Seller now possess and may hereafter possess Non-Public Information that may or may not be known by Buyer which may constitute material information with respect to the foregoing, and (b) the Seller is relying on this Agreement and would not enter into a transaction to sell the Purchase Shares to Buyer absent this Agreement. Buyer agrees to purchase the Purchase Shares from Seller notwithstanding that it is aware that such Non-Public Information exists and that Seller may not have disclosed all Non-Public Information to it. Buyer acknowledges that Seller has no obligations to Buyer to disclose such Non-Public Information and that if the Non-Public Information were fully disclosed to Buyer, the Non-Public Information could foreseeably affect Buyer’s willingness to enter into this Agreement and the price that Buyer would be willing to pay to purchase the Purchase Shares. Moreover, such Non-Public Information may indicate that the value of the Purchase Shares is substantially lower or higher than the Purchase Price.

4.Conditions to Closing; Closing.

a.Time; Place; Outcome. The Closing shall take place at such date and time determined by Buyer and Seller and as provided for in Section 1(a) herein. At the Closing, Seller shall transfer to Buyer clear and marketable title to the Purchase Shares, free and clear of any and all liens, claims, encumbrances and adverse interests of any kind, by delivering to the Buyer the Purchase Shares in book entry form, and Buyer shall deliver the funds representing the Purchase Price to Seller.

b.At any time and from time to time after the Closing, the Parties shall duly execute, acknowledge and deliver all such further assignments, conveyances, instruments and documents, and shall take such other action consistent with the terms of this Agreement to carry out the transactions contemplated by this Agreement.

5.Miscellaneous.

a.Entire Agreement. This Agreement contains the entire understanding of the Parties and supersedes all previous or contemporaneous verbal and written agreements, promises or understandings between the Parties with respect to the subject matter hereof. There are no other agreements, representations, or warranties set forth herein.

b.Notices. All notices, requests, demands and other communications provided in connection with this Agreement shall be in writing and shall be deemed to have been duly given at the time when hand delivered, delivered by express courier, or sent by facsimile or email transmission (with receipt confirmed by the sender’s transmitting device) in accordance with the contact information provided below or such other contact information as the parties may have duly provided by notice.

If to the Seller:

Sam Klepfish
1983 New York Avenue, Brooklyn NY 11210
Phone Number:
Email:

If to the Buyer:

Bandera Partners LLC
50 Broad Street, Suite 1820, New York, NY 10004
Attention: Jefferson Gramm
Phone Number:
Email:

c.Waiver. No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of such right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

d.Survival of Agreements. All agreements, covenants, representations and warranties contained herein or made in writing in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement and the Closing.

e.Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the conflicts of laws principals thereof.

f.Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of Parties and their respective successors and assigns.

g.Execution and Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Such counterparts may be delivered by facsimile or other electronic transmission, which shall not impair the validity thereof.

h.Headings. The descriptive headings of the Sections hereof are inserted for convenience only and do not constitute a part of this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the undersigned have duly executed this Stock Purchase Agreement as of the date first written above.

SELLER:

By:	/s/ Samuel Klepfish
	Name:	Samuel Klepfish

BUYER:

Bandera Master Fund L.P.

By:	Bandera Partners LLC its Investment Manager

By:	/s/ Jefferson Gramm
	Name:	Jefferson Gramm
	Title:	Managing Member

Exhibit A

Seller’s Wire Instructions